UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to (§) 240.14a-12

COX COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Cox Communications, Inc.

You are invited to attend the Annual Meeting of Stockholders of Cox Communications, Inc. to be held at Corporate Headquarters, 1400 Lake Hearn Drive, Atlanta, Georgia 30319, on Thursday, May 15, 2003 at 9:00 a.m., local time.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement explain the matters to be voted on at the meeting. Please read these documents so you will be informed about the business to come before the meeting. Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card or take advantage of our telephone or Internet voting system as soon as possible, even if you plan to attend the Annual Meeting. You may, of course, revoke your proxy by notice in writing to the Corporate Secretary or by using the telephone or Internet voting procedures at any time before the proxy is voted.

Sincerely,

James O. Robbins

President and Chief Executive Officer

Atlanta, Georgia

April 11, 2003

COX COMMUNICATIONS, INC.

1400 LAKE HEARN DRIVE

ATLANTA, GEORGIA 30319

(404) 843-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2003

To the Stockholders of Cox Communications, Inc.

The Annual Meeting of the holders of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock of Cox Communications, Inc. will be held at Corporate Headquarters, 1400 Lake Hearn Drive, Atlanta, Georgia on Thursday, May 15, 2003, at 9:00 a.m., local time, for the following purposes:

1.	to elect a Board of Directors of seven members to serve until the 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	to amend the Long-Term Incentive Plan;

3.	to amend the Annual Incentive Plan; and

4.	to consider and act on the stockholder proposal described herein, if properly presented at the Annual Meeting.

The Board of Directors has fixed March 17, 2003 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of Cox’s Class A Common Stock, Class C Common Stock or Series A Convertible Preferred Stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Cox’s Summary Annual Report to Stockholders and Form 10-K for the year ended December 31, 2002 are enclosed.

By Order of the Board of Directors,

Andrew A. Merdek

Corporate Secretary

Atlanta, Georgia

April 11, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE OR USE OUR TELEPHONE OR INTERNET VOTING SYSTEM AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED BY A STOCKHOLDER ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

COX COMMUNICATIONS, INC.

1400 LAKE HEARN DRIVE

ATLANTA, GEORGIA 30319

(404) 843-5000

PROXY STATEMENT

2003 Annual Meeting of Stockholders

Solicitation of Proxies

The Board of Directors of Cox Communications, Inc. is furnishing this Proxy Statement to solicit proxies for use at the 2003 Annual Meeting of Stockholders, to be held on May 15, 2003, at 9:00 a.m., local time, at Corporate Headquarters, 1400 Lake Hearn Drive, Atlanta, Georgia 30319, and at any adjournment of the meeting. Each valid proxy received in time will be voted at the meeting according to the choice specified, if any. A proxy may be revoked at any time before the proxy is voted as outlined below.

This Proxy Statement and the enclosed proxy card are being first sent for delivery to Cox stockholders on or about April 11, 2003. Cox will pay the cost of solicitation of proxies, including the reimbursement to banks and brokers for the reasonable expenses of sending proxy materials to their principals.

The shares of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock represented by valid proxies that we receive in time for the Annual Meeting will be voted as specified in such proxies. Valid proxies include all properly executed written proxy cards and all properly completed proxies voted by telephone or the Internet pursuant to this solicitation that are not later revoked. Voting your proxy by mail, telephone or the Internet will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Executed but unvoted proxies will be voted:

(1)	FOR the election of the Board of Directors’ nominees for directors;

(2)	FOR the amendment of the Long-Term Incentive Plan;

(3)	FOR the amendment of the Annual Incentive Plan; and

(4)	AGAINST the stockholder proposal described herein.

If any other matters properly come before the Annual Meeting, the persons named on the proxies will, unless the stockholder otherwise specifies in the proxy, have the discretion to vote upon such matters in accordance with their best judgment.

Voting Securities

Cox has three classes of outstanding voting securities:

•	Class A Common Stock, $1.00 par value per share;

•	Class C Common Stock, $1.00 par value per share; and

•	Series A Convertible Preferred Stock, $1.00 par value per share.

As of February 28, 2003, there were outstanding:

•	592,612,071 shares of Class A Common Stock;

•	27,597,792 shares of Class C Common Stock; and

•	4,836,372 shares of Series A Convertible Preferred Stock.

Only stockholders of record of Class A Common Stock, Class C Common Stock or Series A Convertible Preferred Stock at the close of business on March 17, 2003, which the Board of Directors has fixed as the record date, are entitled to vote at the Annual Meeting.

The Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock will vote together as a single class, with each share of Class A Common Stock and Series A Convertible Preferred Stock being entitled to one vote and each share of Class C Common Stock being entitled to ten votes. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock entitled to vote at the Annual Meeting will constitute a quorum. The affirmative vote of a majority of the voting power of the Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock, voting together as a single class, present at the Annual Meeting in person or by proxy and entitled to vote, is required for the election of directors, amendment of the Long-Term Incentive Plan, amendment of the Annual Incentive Plan, and approval of the stockholder proposal, if properly presented at the Annual Meeting.

In determining whether a proposal is approved, an abstention would have the effect of a vote against the applicable proposal. On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal and are not included in determining whether such proposal is approved. A broker non-vote occurs when the nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to such matter. Accordingly, broker non-votes have no effect on the outcome of a vote on the applicable proposal.

Voting by Proxy

If a stockholder is a corporation or partnership, the accompanying proxy card must be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer’s full title must be given and a certificate or other evidence of appointment must be furnished. If shares are owned jointly, each joint owner must sign the proxy card.

Instructions for a stockholder of record to vote by telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures, which comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card.

Any proxy duly given pursuant to this solicitation may be revoked by the stockholder, at any time prior to voting, by written notice to the Corporate Secretary of Cox, by a later-dated proxy either signed and returned by mail or transmitted using the telephone or Internet voting procedures before the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

As of February 28, 2003, Cox Enterprises, Inc. controlled approximately 74% of the combined voting power of the Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock. Accordingly, Cox Enterprises will have sufficient voting power to elect all members of the Board of Directors, to approve the amendment of the Long-Term Incentive Plan, to approve the amendment of the Annual Incentive Plan, to reject the stockholder proposal, if properly presented at the Annual Meeting, and to control substantially all other actions that may come before the Annual Meeting.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, seven directors are to be elected to hold office until the 2004 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. All seven of the nominees currently are directors.

The seven directors nominated for election at the 2003 Annual Meeting of Stockholders are: James C. Kennedy (Chairman); G. Dennis Berry; Janet M. Clarke; Robert C. O’Leary; James O. Robbins; Rodney W. Schrock and Andrew J. Young. The persons named as proxies intend (unless authority is withheld) to vote for the election of all of the nominees as directors.

The Board of Directors knows of no reason why any nominee for director would be unable to serve as a director. If at the time of the Annual Meeting any nominee is unable or unwilling to serve as a director of Cox, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

James C. Kennedy, 55, has served as Chairman of the Board of Directors of Cox since May 1994. Mr. Kennedy has served as Chairman of the Board of Directors and Chief Executive Officer of Cox Enterprises since January 1988, and prior to that time was Cox Enterprises’ President and Chief Operating Officer. Mr. Kennedy joined Cox Enterprises in 1972, and initially worked with Cox Enterprises’ Atlanta Newspapers. Mr. Kennedy is Chairman of the Board of Directors of Cox Radio, Inc., a majority-owned subsidiary of Cox Enterprises, and a director of Flagler Systems, Inc. Mr. Kennedy holds a B.A. from the University of Denver.

G. Dennis Berry, 59, has served as a director of Cox since January 2003. Mr. Berry has served as President and Chief Operating Officer of Cox Enterprises since October 2000. Previously, he served as President and Chief Executive Officer of Manheim Auctions, Inc., a wholly-owned subsidiary of Cox Enterprises, from 1995 through October 2000. Prior to that, Mr. Berry was publisher of the Atlanta Journal-Constitution, where he held several positions spanning more than twenty years, including President, Vice President and General Manager, and Advertising Director. Mr. Berry also serves as a director of Cox Enterprises and Cox Radio, Inc., a majority-owned subsidiary of Cox Enterprises. Mr. Berry holds a B.A. in journalism from the University of Georgia.

Janet M. Clarke, 50, has served as a director of Cox since March 1995. Ms. Clarke serves as Senior Vice President and Chief Marketing Officer of DealerTrack, Inc., where she has been employed since September, 2002. Prior to that, she served as Executive Vice President, Global Database Marketing of Young & Rubicam, Inc. and Chairman, KnowledgeBase Marketing, Inc., a subsidiary of Young & Rubicam, from 2000 to 2001. Previously, she served as the Managing Director – Global Database Marketing of Citibank. Prior to joining Citibank in 1997, Ms. Clarke was Senior Vice President of Information Technology Sector of R.R. Donnelley & Sons Company, which she joined in 1978 as a Sales Representative. She also served as Manager, National Accounts; Vice President and Director of the OEM Sales Division; and Senior Vice President of Manufacturing for R.R. Donnelley and Director of 77 Capital, R.R. Donnelley’s venture capital fund. Ms. Clarke is a director of Express Jet Holdings Inc., eFunds Corporation and Forbes.com Inc. She is also a Charter Trustee of Princeton University. Ms. Clarke earned a bachelor’s degree from Princeton University and completed the Advanced Management Program at the Harvard Business School.

Robert C. O’Leary, 64, has served as a director of Cox since May 1999. Mr. O’Leary has served as Executive Vice President and Chief Financial Officer of Cox Enterprises since December 1999. He joined Cox in 1982 as Vice President of Finance and later that year was promoted to Senior Vice President of Finance. He was promoted to Senior Vice President of Finance and Administration of Cox in 1986, and to Senior Vice President of Operations, Western Group, in 1989. In August 1996, he transferred to Cox Enterprises, becoming its Senior Vice President and Chief Financial Officer. Prior to joining Cox, Mr. O’Leary was employed by the General Electric Company. Mr. O’Leary is a member of the Board of Directors of Cox Enterprises and the Georgia Chapter of the National Multiple Sclerosis Society. Mr. O’Leary holds a B.A. and an M.B.A. from Boston College.

James O. Robbins, 60, has served as a director of Cox since May 1994. Mr. Robbins has served as President of Cox since September 1985, and as President and Chief Executive Officer since May 1994. Mr. Robbins joined Cox in September 1983 and has served as Vice President, Cox Cable New York City and as Senior Vice President, Operations of Cox. Prior to joining Cox, he held management and executive positions with Viacom Communications, Inc. and Continental Cablevision. Mr. Robbins holds a B.A. from the University of Pennsylvania and an M.B.A. from the Harvard Business School. Mr. Robbins serves as a director of NCR Corporation (but will not seek reelection at NCR’s 2003 annual stockholders meeting), and as a trustee of STI Classic Funds and STI Classic Variable Trust.

Rodney W. Schrock, 43, has served as a director of Cox since July 2000. Mr. Schrock has served as President and Chief Executive Officer of Panasas, Inc. since February 2001. Previously, he served as President and Chief Executive Officer of AltaVista Company from January 1999 until October 2000. Prior to that, he served as Senior Vice President and Group General Manager of Compaq Computer Corporation’s Consumer Products Group beginning in 1995, and in other management and executive positions with Compaq beginning in 1987. Mr. Schrock earned a B.S. degree in industrial management from Purdue University and an M.B.A. from Harvard University.

Andrew J. Young, 70, has served as a director of Cox since March 1995. Mr. Young has served as Chairman of GoodWorks International L.L.C. since 1998, and was Co-Chairman from January 1997 until 1998. He was Vice Chairman of Law Companies Group, Inc., an engineering and environmental consulting company, from February 1993 to January 1997, and was Chairman of one if its subsidiaries, Law International, Inc., from 1989 to February 1993. From 1981 to 1989, Mr. Young was Mayor of Atlanta, Georgia, and prior to that he served as U.S. Ambassador to the United Nations under President Jimmy Carter and as a member of the U.S. House of Representatives. Mr. Young was Co-Chairman of the Atlanta Committee for the Olympic Games for the 1996 Summer Olympics. Mr. Young is a member of the Boards of Directors of the Archer-Daniels-Midland Company, Delta Airlines, Inc., and Thomas Nelson, Inc. Mr. Young holds degrees from Howard University and Hartford Theological Seminary.

Security Ownership of Certain Beneficial Owners

The following table provides information as of February 28, 2003 with respect to the shares of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock beneficially owned by each person known by Cox to own more than 5% of any class of the outstanding voting securities of Cox.

Name of Beneficial Owner	Class A Common Stock	Percent of Class	Class C Common Stock	Percent of Class	Convertible Preferred Stock	Percent of Class	Percent of Vote of All Classes of Voting Stock
Cox Enterprises, Inc.(a)(b)(c)	365,691,176	63.4%	27,597,792	100.0%	0	0%	74.0%
Greenspun Entities(d)	11,285,418	1.9%	0	0	4,836,372	100.0%	1.3%
William H. Gates III (e)	33,839,886	5.7%	0	0	0	0%	3.9%

(a)	The business address for Cox Enterprises is 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.
(b)	Of the shares of common stock of Cox that are beneficially owned by Cox Enterprises, 340,710,646 shares of Class A Common Stock and 25,696,470 shares of Class C Common Stock are held of record by Cox

Holdings, Inc. The remaining 24,980,530 shares of Class A Common Stock and 1,901,322 shares of Class C Common Stock beneficially owned by Cox Enterprises are held of record by Cox DNS, Inc. All of the outstanding capital stock of Cox Holdings is beneficially owned by Cox Enterprises. All of the outstanding capital stock of Cox DNS is beneficially owned by Cox Enterprises. The beneficial ownership of the outstanding capital stock of Cox Enterprises is described in footnote (c) below.

(c)	There are 604,501,707 shares of common stock of Cox Enterprises outstanding, with respect to which (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (28.9%); (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (28.9%); (iii) Barbara Cox Anthony, Anne Cox Chambers and Richard L. Braunstein, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 248,237,055 shares (41.1%); and (iv) 254 individuals and other trusts exercise beneficial ownership over the remaining 6,366,120 shares (1.1%), including 43,734 shares held beneficially and of record by Garner Anthony, the husband of Barbara Cox Anthony (as to which Barbara Cox Anthony disclaims beneficial ownership). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise sole or shared beneficial ownership over 598,135,587 shares (98.9%) of the common stock of Cox Enterprises. Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of Cox Enterprises and the Chairman of the Board of Directors of Cox.
(d)	The Greenspun Entities include Barbara J. Greenspun, Trustee of Unified Credit Declaration of Trust dated December 6, 1988, G.C. Investments L.L.C., Greenspun Legacy L.P., GCR Gaming Guarantor, L.L.C., GCR Gaming Guarantor II, LLC, 3G Capital, LLC and the Greenspun Family Foundation, each having 901 North Green Valley Parkway, Suite 210, Henderson, Nevada 89074 as its business address.
(e)	These shares consist of 24,463,986 shares of Class A Common Stock owned by Cascade Investment, L.L.C. and 9,375,900 shares of Class A Common Stock owned by the Bill & Melinda Gates Foundation. William H. Gates III, as the sole member of Cascade and as the sole trustee of the Foundation, may be deemed to be the beneficial owner of all the shares of Class A Common Stock owned by Cascade and the Foundation. The number of shares shown is based on the number reported in the Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission by Gates, Cascade and the Foundation on February 13, 2003. The business address of Cascade is 2365 Carillon Point, Kirkland, Washington 98033, the business address of the Foundation is 1551 Eastlake Avenue E., Seattle, Washington 98102, and the business address of Mr. Gates is One Microsoft Way, Redmond, Washington 98052.

Security Ownership of Management

Beneficial ownership of the Class A Common Stock of Cox and the common stock of Cox Enterprises by Cox’s directors, nominees and the executive officers named in the Summary Compensation Table below, and by all directors, nominees and executive officers as a group as of February 28, 2003, is shown in the following table. None of such persons, individually or in the aggregate, owns 1% or more of the Class A Common Stock of Cox or the outstanding common stock of Cox Enterprises.

Name of Beneficial Owner	Number of Shares of Class A Common Stock		Number of Shares of Cox Enterprises Common Stock
John M. Dyer	63,173	(a)	0
Patrick J. Esser	78,836	(b)	546
Jimmy W. Hayes	213,088	(c)	13,245
James C. Kennedy	199,500		546,813	(d)
Claus F. Kroeger	108,620	(e)	4,329
James O. Robbins	1,489,672	(f)	91,212
G. Dennis Berry	4,950		84,119
Janet M. Clarke	5,191		0
Robert C. O’Leary	18,176		112,288
Rodney W. Schrock	1,136		0
Andrew J. Young	10,959		0
All directors and executive officers as a group (16 persons, including those named above)	2,519,723	(g)	859,860

(a)	Includes 44,100 shares subject to stock options that are exercisable within 60 days.
(b)	Includes 67,880 shares subject to stock options that are exercisable within 60 days.
(c)	Includes 181,794 shares subject to stock options that are exercisable within 60 days.
(d)	Mr. Kennedy owns of record 546,813 shares of the common stock of Cox Enterprises. Sarah K. Kennedy, Mr. Kennedy’s wife and trustee of the Kennedy Trusts, exercises beneficial ownership over an aggregate of 22,140 shares of the common stock of Cox Enterprises. In addition, as described above, Barbara Cox Anthony and Anne Cox Chambers, the mother and aunt, respectively, of Mr. Kennedy, together exercise sole or shared beneficial ownership over 598,135,587 shares of the common stock of Cox Enterprises. Also, Mr. Kennedy’s children are the beneficiaries of a trust, of which R. Dale Hughes is the sole trustee, that beneficially owns 16,155 shares of the common stock of Cox Enterprises. Mr. Kennedy disclaims beneficial ownership of all such shares, other than the 546,813 shares included in the table.
(e)	Includes 95,200 shares subject to stock options that are exercisable within 60 days.
(f)	Includes 1,126,000 shares subject to stock options that are exercisable within 60 days.
(g)	Includes 1,892,652 shares subject to stock options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, referred to as the Exchange Act, requires Cox’s executive officers and directors, and persons who own more than 10% of the Class A Common Stock, to file reports of ownership and changes in ownership of the Class A Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of copies of such reports and written representations from the reporting persons, Cox believes that during the year ended December 31, 2002 its executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a), with the exception of one inadvertent late filing of a Form 4 by each of Cox Holdings and its direct and indirect shareholders, Cox Enterprises, Mrs. Chambers and Mrs. Anthony, reporting the same transaction, and one inadvertent late filing of a Form 4 by Ms. Campbell.

Board of Directors and Committees

During 2002, the Board of Directors held four meetings. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, and a Community Relations Committee. The Board of Directors does not have a nominating committee or a committee performing a similar function. During 2002, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of the Committees on which each director served, except for Mr. Young, who attended 71% of these meetings.

Executive Committee

The members of the Executive Committee are James C. Kennedy (Chair), G. Dennis Berry, Janet M. Clarke, and James O. Robbins. The Executive Committee of the Board of Directors took action seven times by unanimous written consent in 2002.

Compensation Committee

The members of the Compensation Committee are Rodney W. Schrock (Chair), Janet M. Clarke, and Andrew J. Young. The Compensation Committee met two times in 2002. The Compensation Committee:

•	adopts and oversees the administration of compensation plans for executive officers and senior management of Cox;

•	determines awards granted under such plans to “insiders” who are subject to Section 16 of the Exchange Act;

•	approves the chief executive officer’s compensation; and

•	reviews the reasonableness of such compensation.

Community Relations Committee

The Community Relations Committee oversees Cox’s workforce diversity initiatives, minority-owned business purchasing, corporate contributions to public service organizations, and Equal Employment Opportunity claims. The members of the Community Relations Committee are Andrew J. Young (Chair), James C. Kennedy, and James O. Robbins. The Community Relations Committee met once in 2002.

Audit Committee

The members of the Audit Committee are Janet M. Clarke (Chair), Rodney W. Schrock, and Andrew J. Young. During 2002, the Audit Committee held seven formal meetings and held two conference calls to review quarterly results with the independent auditors. The Board of Directors has adopted a written Audit Committee charter. The Audit Committee is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of Cox, and as part of this responsibility the Audit Committee:

•	selects the independent auditors for Cox;

•	reviews the services performed by the independent auditors, including non-audit services (if any);

•	reviews the scope and results of the annual audit;

•	reviews and discusses the quality and appropriateness of Cox’s accounting principles with management and the independent auditors;

•	reviews the independence of the auditors;

•	reviews the performance and fees of the independent auditors;

•	reviews the adequacy of the system of internal accounting controls;

•	reviews the scope and results of internal auditing procedures;

•	reviews the Audit Committee charter annually;

•	reviews the activities of Cox’s Risk Committee, a Board-created committee composed of senior financial managers with oversight of financial risk management; and

•	reviews related party transactions, if any.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as Deloitte & Touche) for professional services rendered for the audit of Cox’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in Cox’s quarterly reports on Form 10-Q for that fiscal year were $1,988,800.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Deloitte & Touche for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

The aggregate fees billed by Deloitte & Touche for services rendered to Cox, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 31, 2002 were $4,114,300, including audit related services, such as reviews of securities offerings and stand-alone audits of subsidiaries, of $995,000, tax services of $2,706,300 and non-audit services of $413,000.

Audit Committee Report

In 2002, the Audit Committee consisted of three members, Janet M. Clarke (Chair), Rodney W. Schrock and Andrew J. Young, who have been found by the Board of Directors to have no relationship with Cox that would interfere with the exercise of their independence from Cox and its management, and who meet all other criteria of independence under the listing standards of the New York Stock Exchange.

In connection with the December 31, 2002 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended; and (3) received and discussed with the independent auditors the written disclosures and letter as required by Independence Standards Board Standard No. 1, and discussed with the independent auditors the independent auditors’ independence, including a consideration of the compatibility of non-audit services with such independence. Based upon these reviews and discussions, the Audit Committee has recommended that the Board of Directors include the audited financial statements in Cox’s Annual Report filed with the Securities and Exchange Commission on Form 10-K.

Janet M. Clarke (Chair)

Rodney W. Schrock

Andrew J. Young

Compensation of Directors

The directors who are not employed by affiliates of Cox, Janet M. Clarke, Rodney W. Schrock and Andrew J. Young, are paid an annual retainer that recognizes the overall level of commitment required for service on the Board of Directors. In December 2002, the Board of Directors approved an increase in this annual retainer from $30,000, the retainer amount in effect since 1995, to $75,000. In addition, these directors are reimbursed for expenses and receive a meeting fee of $1,000 for every board meeting and committee meeting attended. The annual retainer fee is paid one half in cash, and one half in shares of Class A Common Stock pursuant to the Cox Communications, Inc. Restricted Stock Plan for Non-Employee Directors. The Company believes that the equity component of the annual retainer serves to align these directors’ interests more directly with those of the Company’s stockholders. Those non-employee directors who reside in a Cox market also receive free broadband communications services from Cox, consistent with the free service provided by Cox to its employees at its operating locations.

The Class A Common Stock issued under the Restricted Stock Plan for Non-Employee Directors is subject to certain restrictions and forfeitures prior to the expiration of the period ending five years after the date of the grant of the award or, if earlier, the date of death or disability in certain circumstances. The maximum total number of shares of Class A Common Stock that may be granted under the Restricted Stock Plan for Non-Employee Directors is 100,000. The directors of Cox who are employees of Cox or its affiliates do not receive any compensation for serving on the Board of Directors.

Executive Officers

Certain information about the executive officers of Cox who are not directors is set forth below. Executive officers of Cox are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Christopher J. Bowick, 47, has served as Senior Vice President, Engineering and Chief Technical Officer since January 2001. Mr. Bowick joined Cox in April 1998 as Vice President, Technology Development, and was promoted to Senior Vice President, Technology Development in October 2000. Prior to joining Cox, Mr. Bowick served as Group Vice President and Chief Technology Officer of Jones Intercable since September 1991. Before joining Jones Intercable, Mr. Bowick served in various engineering and technology capacities with Scientific Atlanta since January 1981, leaving the company as Vice President of Engineering for the Transmission Systems Business Division. Mr. Bowick is a director of Liberate Technologies and a past director of the Society of Cable Telecommunications Engineers. Mr. Bowick holds a B.E.E. from the Georgia Institute of Technology and an M.B.A. from the University of Colorado.

Jill Campbell, 43, has served as Senior Vice President, Operations since April 2002. Prior to that, she served as Vice President, Operations beginning April 2001 and as Vice President and General Manager of Cox’s system in Las Vegas, Nevada from September 1998 to March 2001. Ms. Campbell joined Cox in 1982 as Director of Communications for Cox’s Oklahoma City, Oklahoma system, where she was promoted to acting General Manager in 1992. She served as Vice President and General Manager of Cox’s Bakersfield California system from 1992 to 1996, and of Cox’s Bakersfield and Santa Barbara, California systems from 1996 to April 1997, and was Vice President of Customer Operations for Cox’s Phoenix, Arizona system from April 1997 to September 1998. Ms. Campbell holds a B.A. from the University of Nevada and an M.B.A. from Oklahoma City University.

Dallas S. Clement, 38, has served as Senior Vice President, Strategy and Development since August 2000. Prior to that, he served as Vice President and Treasurer from January 1999 to July 2000. Mr. Clement joined Cox in 1990 as a Policy Analyst and was promoted to Manager of Investment Planning in January 1993, Director of Finance in August 1994, and Treasurer in December 1996. From April 1995 to December 1996, Mr. Clement served as Assistant Treasurer for Cox Enterprises and Cox. Prior to joining Cox, Mr. Clement held analyst positions with Merrill Lynch and the Program on Information Resources Policy. Mr. Clement is a member of the Board of Directors of Simtrol, Inc. Mr. Clement holds an A.B. from Harvard University and an M.S. from Stanford University.

John M. Dyer, 49, has served as Senior Vice President, Operations since September 1999 and was previously Senior Vice President, Mergers & Acquisitions and Chief Accounting Officer. Prior to that, he served as Vice President of Accounting and Financial Planning beginning April 1997. Mr. Dyer joined Cox Enterprises in 1977 as an internal auditor and moved to the former Cox Cable Communications, Inc. in 1980 as a financial analyst, later serving as Manager of Capital Asset Planning, and Director of Operations before being recruited by Times Mirror Cable as a Regional Vice President of Operations, later serving as Vice President of Operations. Mr. Dyer rejoined Cox as Vice President of Financial Planning and Analysis when Cox acquired Times Mirror in 1995. Mr. Dyer holds a B.B.A. in accounting from West Georgia College and an M.B.A. from Georgia State University.

Patrick J. Esser, 46, has served as Executive Vice President, Operations since February 2001. Prior to that, he served as Senior Vice President, Operations beginning January 2000, and as Vice President of Operations beginning May 1999. Previously, he served as Vice President, Advertising Sales from 1991 to 1999. Mr. Esser joined Cox in 1979 as Director of Programming for Cox’s Hampton Roads, Virginia cable system and in 1981 was part of a management team that launched Cox’s local advertising sales subsidiary, CableRep (now Cox Media, Inc.). A graduate of the University of Northern Iowa, Mr. Esser holds a B.A. and an M.A. in communications media.

William J. Fitzsimmons, 50, has served as Vice President of Accounting and Financial Planning and Analysis since April 2001. Prior to that, he served as Vice President of Financial Operations for Cox’s system in San Diego, California from 1996 to March 2001. Mr. Fitzsimmons joined Cox in 1993 as Director of Finance for Cox’s Pensacola, Florida system, and was promoted to Director of Finance in San Diego, 1995. Prior to joining Cox, he served in various finance and executive positions with Time Warner Cable beginning in 1982. Mr. Fitzsimmons holds a B.S. in Business Administration from Merrimack College and an M.B.A. from the University of Colorado.

James A. Hatcher, 51, has served as Senior Vice President, Legal and Regulatory Affairs since July 1999. Prior to that, he served as Vice President, Legal and Regulatory Affairs beginning January 1995. Mr. Hatcher was named Vice President and General Counsel of Cox in 1992. He joined Cox in 1979 and held various positions, including Secretary and General Counsel for Cox and Cox Enterprises prior to 1992. Mr. Hatcher holds a B.A. from Furman University and a J.D. from the South Carolina School of Law.

Scott A. Hatfield, 38, has served as Senior Vice President and Chief Information Officer since July 1999. Mr. Hatfield joined Cox in 1995 as Vice President and Chief Information Officer. Prior to joining Cox, Mr. Hatfield served as Vice President and Chief Information Officer of Ohmeda, Inc. since 1994. Before joining Ohmeda, Mr. Hatfield served in various advanced information technology positions with Ford Motor Company and Xerox Corporation. Mr. Hatfield holds a B.S. in computer science from Western Michigan University and an M.S. in computer science from Oakland University.

Jimmy W. Hayes, 50, has served as Executive Vice President, Finance and Chief Financial Officer of Cox since July 1999. Mr. Hayes was named Senior Vice President, Finance and Administration and Chief Financial Officer in January 1999. Prior to that time, he served as Senior Vice President, Finance and Chief Financial Officer of Cox beginning January 1992. Mr. Hayes joined Cox Enterprises in 1980 as Accounting Manager, was promoted to Assistant Controller in May 1981, and Controller in January 1982. Mr. Hayes was named Vice President, Finance of Cox in September 1989. Prior to joining Cox Enterprises, Mr. Hayes was an Audit Manager with Price Waterhouse & Company. Mr. Hayes holds a B.A. and an M.A.C.C. from the University of Georgia and has completed the Program for Management Development (PMD) at the Harvard Business School.

Claus F. Kroeger, 51, has served as Senior Vice President, Operations since July 1999. Prior to that, he served as Vice President, Operations beginning October 1994. Mr. Kroeger joined Cox in 1976 as a manager trainee. He has held various positions in the field and served as Director of Operations and Director of Business Development of Cox. From 1990 to 1994, he served as Vice President and General Manager of Cox Cable Middle Georgia. Mr. Kroeger holds a B.A. from the University of Alabama and an M.S. in telecommunications from the University of Colorado.

Equity Compensation Plan Information

The following table summarizes information about Cox’s equity compensation plans as of December 31, 2002. All outstanding awards relate to the Class A Common Stock.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	10,860,838(a)	$36.09(a)	11,458,516(b)
Equity compensation plans not approved by security holders	37,090(c)	$13.22	146,148

Total	10,897,928		11,604,664

(a)	Consists of stock options outstanding under the Cox Communications, Inc. Amended and Restated Long-Term Incentive Plan (the “LTIP”). Does not include purchase rights accruing under the Cox Communications, Inc. 2001 Employee Stock Purchase Plan as the number of Shares issuable and exercise price under that plan will not be determinable until June 30, 2004. Does not include the 922,756 shares of restricted stock that have been awarded under the LTIP and 15,047 shares of restricted stock that have been awarded under the Cox Communications, Inc. Restricted Stock Plan for Non-Employee Directors.

(b)	Includes 3,000,000 shares of Class A Common Stock reserved for issuance under the Cox Communications, Inc. 2002 Employee Stock Purchase Plan, and 84,953 shares of Class A Common Stock reserved for issuance under the Cox Communications, Inc. Restricted Stock Plan for Non-Employee Directors. The LTIP had 8,373,563 shares remaining as of December 31, 2002, which, under the terms of the plan, can be granted in various forms of equity-based incentive compensation including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance shares and awards consisting of combinations of such incentives.

(c)	Issued under the Cox Communications, Inc. Stock Option Plan for Non-Employees (the “Non-Employee Plan”), which was adopted by the Compensation Committee on August 11, 1999 in connection with the merger between Cox and TCA Cable TV, Inc. The merger agreement between Cox and TCA provided that each former TCA non-employee director would be required to convert their outstanding TCA stock options into cash or options to acquire shares of Cox’s Class A Common Stock, on generally the same terms and conditions as were applicable under the former TCA option plan. Cox has reserved 250,000 shares of Class A Common Stock for issuance under the Non-Employee Plan, and of this total, 66,762 shares have been previously issued as a result of the exercise of awards, and 37,090 shares are subject to be issued upon exercise of outstanding awards. The Non-Employee Plan is administered by the Compensation Committee, which has sole discretion, subject to the terms of the plan, to determine the exercise price and conditions applicable to each award. Only non-qualified stock options may be awarded under the Non-Employee Plan, and options may be awarded only to individuals who are not employees of Cox. Unless otherwise determined by the Compensation Committee, awards generally are not assignable or transferable, except by will or the laws of descent and distribution, provided that a participant may designate a beneficiary to exercise the participant’s rights, and receive any distribution, in the event of death.

Executive Compensation

The following table sets forth certain information for the years ended December 31, 2000, 2001, and 2002 concerning the cash and non-cash compensation earned by or awarded to the Chief Executive Officer and the other four most highly compensated executive officers of Cox who were executive officers as of December 31, 2002.

SUMMARY COMPENSATION TABLE

Long-Term Compensation Awards
		Annual Compensation		Restricted Stock Awards(a)			Securities Underlying Options	All Other Compensation (b)
Name and Principal Position	Year	Salary	Bonus
James O. Robbins President and Chief Executive Officer	2002 2001 2000	$1,117,900 992,992 902,720	$1,126,657 535,223 807,014	$	— — —		400,620 132,970 110,000		$6,000 6,000 6,000

Patrick J. Esser Executive Vice President, Operations	2002 2001 2000	$540,000 461,601 340,050	$594,000 198,738 228,004		— — —		105,000 52,500 30,000		$6,000 6,000 6,000

Jimmy W. Hayes Executive Vice President, Finance and Chief Financial Officer	2002 2001 2000	$550,000 525,017 475,000	$550,000 222,002 353,875		— — —		105,000 55,000 50,000	$	— 6,000 6,000

John M. Dyer Senior Vice President, Operations	2002 2001 2000	$410,000 392,010 340,050	$410,000 149,184 228,063		— — 50,009	(c)	65,000 37,500 27,000		$6,000 6,000 6,000

Claus F. Kroeger Senior Vice President, Operations	2002 2001 2000	$390,000 371,033 350,130	$390,000 141,201 234,762		— — —		55,000 38,000 28,000		$6,000 6,000 6,000

(a)	The aggregate number of restricted shares held by the executive officers named in the table and the aggregate value of such restricted shares, based on the closing price of Class A Common Stock as of December 31, 2002 ($28.40 per share), are as follows: James O. Robbins 28,738 shares ($816,159); Jimmy W. Hayes 2,000 shares ($56,800); and John M. Dyer 9,040 shares ($256,736).
(b)	Reflects amounts contributed pursuant to the Cox Communications, Inc. Savings and Investment Plan and amounts credited under the Cox Communications, Inc. Executive Savings Plus Restoration Plan.
(c)	Represents 1,163 shares of restricted stock awarded to Mr. Dyer to reward his efforts in connection with Cox’s acquisition of cable systems from AT&T Corp. and Multimedia Cablevision, Inc., a subsidiary of Gannett Co., Inc. The aggregate value of the award is based on the closing price of the Class A Common Stock on the date of grant, or $43.00. These shares of stock vest on March 14, 2005, provided Mr. Dyer remains employed by Cox through such date.

Long-Term Incentives

In general, Cox provides long-term incentives to the named executive officers through awards under the LTIP. The LTIP provides for various forms of equity-based incentive compensation with respect to Cox’s Class A Common Stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance shares, and awards consisting of combinations of such incentives. The Compensation Committee administers the LTIP and has the discretion to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of each award. The Compensation Committee has delegated to a management committee the administration of grants to eligible individuals who are not executive officers subject to reporting obligations under Section 16 of the Exchange Act.

The following table discloses for the named executive officers information regarding options granted under the LTIP during the fiscal year ended December 31, 2002.

OPTION GRANTS IN 2002

Name	Number of Securities Underlying Options Granted (a)	Percent of Total Options Granted to Employees in 2002	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (b)
					5%	10%
James O. Robbins	400,620	9.91%	$44.55	1/2/2012	$10,468,201	$26,529,056
Patrick J. Esser	105,000	2.60%	41.55	1/2/2012	2,743,650	6,953,100
Jimmy W. Hayes	105,000	2.60%	41.55	1/2/2012	2,743,650	6,953,100
John M. Dyer	65,000	1.61%	41.55	1/2/2012	1,698,450	4,304,300
Claus F. Kroeger	55,000	1.36%	41.55	1/2/2012	1,437,150	3,642,100

(a)	Stock options have a ten-year term and become exercisable over a five-year period, with 60% becoming exercisable three years from the date of grant and an additional 20% becoming exercisable in each of the next two years thereafter.

(b)	The dollar amounts under the columns are the 5% and 10% annualized rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates would result in per share prices at the end of the respective option terms of $67.68 and $107.77 respectively. Cox expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.

The following table sets forth information related to the number and values of options held at December 31, 2002 by the named executive officers, one of whom exercised options in 2002.

2002 OPTION EXERCISES AND YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable(a)	Unexercisable(b)
James O. Robbins	0	$0	1,150,000	643,590	$18,080,450	$0
Patrick J. Esser	0	0	49,880	189,420	499,981	0
Jimmy W. Hayes	0	0	151,794	212,400	1,924,804	0
John M. Dyer	0	0	27,900	132,100	168,071	0
Claus F. Kroeger	27,416	547,973	78,400	122,600	753,346	0

(a)	The exercisable value represents the value of the number of shares of Class A Common Stock subject to exercisable options times the difference between the closing price on December 31, 2002 ($28.40 per share) and the exercise price for the 1995 options ($8.49 per share), the 1996 options ($10.47 per share), the 1997 options ($11.31 per share), and the 1998 options ($19.61 per share).

(b)	None of the unexercisable options had an exercise price that was less than the closing price on December 31, 2002 of $28.40.

Retirement Plans

Cox Communications, Inc. Pension Plan.    The Cox Communications, Inc. Pension Plan is a tax qualified, defined benefit pension plan. The Pension Plan covers all eligible employees of Cox and any of its affiliates who have adopted the Pension Plan, including the named executive officers. The Pension Plan is funded through a tax exempt trust, into which contributions are made as necessary based on an actuarial funding analysis.

The Pension Plan provides for the payment of benefits upon retirement, early retirement, death, disability and termination of employment. Participants become vested in their benefits under the Pension Plan after completing five years of vesting service. Generally, the Pension Plan benefit is determined under a formula based on a participant’s compensation and years of benefit accrual service. Participants may elect from several optional forms of benefit distribution.

Cox Executive Supplemental Plan.    The Cox Executive Supplemental Plan is a non-qualified defined benefit pension plan providing supplemental retirement benefits to certain management employees of Cox Enterprises and certain of its affiliates, including the named executive officers. The Executive Supplemental Plan is administered by the Management Committee of Cox Enterprises, whose members are appointed by the Cox Enterprises Board of Directors. This committee designates management employees to participate in the Executive Supplemental Plan.

The Executive Supplemental Plan monthly benefit formula, payable at normal retirement, is 2.5% of a participant’s average compensation, as calculated in the Executive Supplemental Plan, multiplied by the participant’s years of benefit accrual service credited under the Executive Supplemental Plan. The normal retirement benefit will not exceed 50% of a participant’s average compensation at retirement. Benefits payable with respect to early retirement are reduced to reflect an earlier commencement date. Special disability, termination of employment and death benefits also are provided. All benefits payable under the Executive Supplemental Plan are reduced by benefits payable to the participant under the Pension Plan. Participants may elect among several forms of benefit distributions.

The Executive Supplemental Plan is not funded currently by Cox Enterprises. Cox will make annual payments to Cox Enterprises arising from its employees’ participation in this plan as benefits are paid to these employees. However, such benefits will be paid from the general funds of Cox Enterprises.

The following table provides estimates of annual retirement income payable to certain executives under the Pension Plan and the Executive Supplemental Plan.

PENSION PLAN AND EXECUTIVE SUPPLEMENTAL PLAN TABLE

	Years of Service
Final Average Compensation (5 years)	5	10	15	20 or more
$150,000	$18,750	$37,500	$56,250	$75,000
250,000	31,235	62,500	93,750	125,000
350,000	43,750	87,500	131,250	175,000
450,000	56,250	112,500	168,750	225,000
550,000	68,750	137,500	206,250	275,000
650,000	81,250	162,500	243,750	352,000
750,000	93,750	187,500	281,250	375,000

The named executive officers have been credited with the following years of service: Mr. Robbins, 18 years; Mr. Esser, 21 years; Mr. Kroeger, 26 years; Mr. Hayes, 22 years; and Mr. Dyer, 25 years. The Pension Plan and the Executive Supplemental Plan define “compensation” generally to include all remuneration to an employee for services rendered, including base pay, bonuses, special forms of pay and certain employee deferrals. Certain forms of additional compensation, including severance, moving expenses, extraordinary bonuses, long-term incentive compensation and contributions to employee benefit plans, are excluded from the definition of compensation. The Pension Plan credits compensation only up to the limit of covered compensation under Section 401(a)(17) of the Internal Revenue Code; the Executive Supplemental Plan does not impose this limit on covered compensation. The definition of “covered compensation” under the Pension Plan and the Executive Supplemental Plan, in the aggregate, is not substantially different from the amounts reflected in the Annual Compensation columns of the Summary Compensation Table. The estimates of annual retirement benefits reflected in the Pension Plan and Executive Supplemental Plan Table are based on payment in the form of a straight-life annuity and are determined after offsetting benefits payable from Social Security, as provided under the terms of the Pension Plan and the Executive Supplemental Plan.

Performance Graph

The following graph compares, for the period beginning on December 31, 1997 and ending on December 31, 2002, the cumulative total return of the Class A Common Stock to the cumulative total returns on Standard & Poor’s 500 Stock Index and Standard & Poor’s Broadcast and Cable Television Index (formerly known as Standard & Poor’s Broadcast Media Index). The comparison assumes $100 was invested on December 31, 1997 in Cox’s Class A Common Stock and in each of the foregoing indices and that all dividends were reinvested.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Rodney W. Schrock (Chair), Janet M. Clarke and Andrew J. Young, all of whom are independent directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

The Compensation Committee administers compensation for executive officers. The Committee believes that stockholders benefit from executive pay programs that are competitive with industry standards, variable with annual performance, and focused on stockholder value.

In developing compensation plans and reviewing compensation levels, Cox reviews competitive compensation data provided in the Towers Perrin Media Industry Survey. This survey allows Cox to examine compensation levels at companies with which Cox competes for talent in the marketplace. Where necessary, survey information is supplemented by proxy statement analysis and other survey sources.

Executive Officers’ Compensation

The total compensation of executive officers consists of three components:

•	base salary;

•	annual incentive compensation; and

•	long-term incentive awards.

The philosophy of the Committee is that a substantial portion of total compensation should be at risk based on Cox’s financial and operational performance. The at-risk components of total compensation are progressively greater for higher level positions.

Base Salary

Base salary is designed to provide meaningful levels of compensation to executives, while helping Cox manage its fixed costs. Salaries for top executives are determined annually, and are based on:

•	job scope and responsibilities;

•	length of service;

•	corporate, unit, and individual performance;

•	competitive rates for similar positions as indicated by the Towers Perrin Media Industry Survey; and

•	subjective factors.

In general, executive base salaries are targeted to the 75th percentile of the competitive data.

Annual Incentive Compensation

Short-term incentives for 2002 were provided for executive officers under the Annual Incentive Program. Participation in the Annual Incentive Program is limited to a group of senior managers, including the named executive officers (other than Mr. Robbins) who have a material impact on Cox’s performance. Awards earned under this program are contingent upon employment with Cox through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. Short-term incentives were provided to Mr. Robbins under the Cox Communications, Inc. Annual Incentive Plan. See “Chief Executive Officer Compensation.”

Payouts under the Annual Incentive Program for 2002 were calculated under a formula based on:

•	annual base salary;

•	a specific target percentage of base salary, which increases for higher level positions commensurate with the greater percentage of compensation at risk for those with greater responsibilities; and

•	actual performance in the area of operating cash flow, increases in revenue generating units, customer service, and capital expenditures.

In addition, the Committee’s judgment as to the participant’s contribution to results during the year is considered, and a discretionary award in the form of restricted stock may be made.

Awards under the Annual Incentive Program are based on the achievement of goals relating to performance in the fiscal year. Objective performance goals are set to represent a range of performance, with the level of the associated incentive award varying with different levels of performance achievement. The “minimum” goal is set to reflect the minimum acceptable levels of performance that will warrant payment of an incentive award. The “maximum” goal reflects an ambitious level of performance that would only be attainable in an outstanding year.

Long-Term Incentive Compensation

For years through 2002, long-term incentives generally have been provided through the issuance of non-qualified stock options to purchase Class A Common Stock under the LTIP. A stock option permits the holder to buy Cox stock at a specific price during a specific period of time. If the price of the Class A Common Stock rises, the option increases in value. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better company performance and enhanced stock value. In general, stock option awards are issued annually with an exercise price equal to the market price of the Class A Common Stock at the time of award. All options issued in 2000, 2001 and 2002 have a ten-year term. To encourage continued employment with Cox, the normal vesting schedule of these options was designed to vest over a five-year period, with 60% becoming exercisable three years after the date of grant and an additional 20% becoming exercisable each year thereafter.

For years beginning with 2003, the Committee has approved a new long-term incentive award format for selected officers and senior executives that will consist of a mix of stock options and performance-based restricted stock awards. Awards of performance-based restricted stock may be based on pre-established performance criteria or may specify performance criteria to be achieved as a condition to vesting or payment. Normally these awards will become 100% vested five years after the date of grant. As long as the recipient is employed by Cox or its affiliates, 60% of the shares obtained through performance-based restricted stock awards will remain restricted from resale or transfer.

To ensure that executive officers and key management employees retain significant holdings in Cox, the Committee has since 1995 maintained guidelines encouraging them to own Cox stock with a value equal to one to three times their base salary, depending upon their position. However, in light of the retention criteria inherent in the new performance-based restricted stock award program, the Committee has terminated these ownership guidelines.

Chief Executive Officer Compensation

The executive compensation policy previously described is applied in establishing Mr. Robbins’ compensation each year, and Mr. Robbins’ annual bonus for 2002 was determined in accordance with the terms of the Annual Incentive Plan. Under the Annual Incentive Plan, the amount of Mr. Robbins’ annual bonus for fiscal year 2002 was based on the amount of operating cash flow, the increase in revenue generating units and the level of customer service achieved by Cox for the fiscal year in accordance with pre-established performance goals determined by the Committee. The Annual Incentive Plan is designed so that awards payable thereunder will be deductible by Cox under Section 162(m) of the Internal Revenue Code as “performance-based compensation.” Except for the Annual Incentive Plan, Mr. Robbins participated in the same executive compensation plans available to Cox’s other executive officers.

In 2002, Mr. Robbins had a base salary of $1,117,900. On the basis of Cox’s performance versus established goals, the Committee has determined that Mr. Robbins has earned a bonus under the Annual Incentive Plan for fiscal year 2002 of $1,126,657. Effective January 2, 2002, Mr. Robbins also was granted long-term incentive awards under the LTIP in the form of stock options for 400,620 shares of Class A Common Stock.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this Proxy Statement, unless certain requirements are met. It is the present intention of the Compensation Committee of Cox to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that doing so would be consistent with the best interests of the stockholders. As such, long-term incentive compensation awards, particularly stock option awards, generally are designed to meet the requirements for deductibility under Section 162(m), as are bonus payments under the Annual Incentive Plan.

Rodney W. Schrock (Chair)

Janet M. Clarke

Andrew J. Young

CERTAIN TRANSACTIONS

Cox receives certain services from, and has entered into certain transactions with, Cox Enterprises. Costs of the services that are allocated to Cox are based on actual direct costs incurred or on Cox Enterprises’ estimate of expenses relative to the services provided to other subsidiaries of Cox Enterprises. Cox believes that these allocations were made on a reasonable basis, and that receiving these services from Cox Enterprises creates cost efficiencies, however, there has been no study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The services and transactions described below have been reviewed by Cox’s Audit Committee, which has determined that such services and transactions are fair and in the best interest of Cox.

•	Cox receives day-to-day cash management services from Cox Enterprises, with settlements of outstanding balances between Cox and Cox Enterprises occurring periodically at market interest rates. The amounts due to Cox Enterprises are generally due on demand and represent the net balance of intercompany transactions. Outstanding amounts due from Cox Enterprises bear interest equal to Cox Enterprises’ current commercial paper borrowing rate and outstanding amounts due to Cox Enterprises bear interest at 50 basis points above Cox Enterprises’ current commercial borrowing rate as payment for the services provided. As of December 31, 2002, amounts due from Cox Enterprises to Cox were approximately $21.1 million.

•	Cox receives certain management services from Cox Enterprises including legal, corporate secretarial, tax, internal audit, risk management, employee benefit (including pension plan) administration, fleet and other support services. Cox was allocated expenses for the year ended December 31, 2002 of approximately $6.2 million related to these services.

•	In connection with these management services, Cox reimburses Cox Enterprises for payments made to third-party vendors for certain goods and services provided to Cox under arrangements made by Cox Enterprises on behalf of Cox Enterprises and its affiliates, including Cox. Cox believes such arrangements result in Cox receiving such goods and services at more attractive pricing than Cox would be able to secure separately. Such reimbursed expenditures include insurance premiums for coverage through the Cox Enterprises insurance program, which provides coverage for all of its affiliates, including Cox. Rather than self-insuring these risks, Cox Enterprises purchases insurance for a fixed-premium cost from several insurance companies, including an insurance company owned indirectly by descendants of Governor James M. Cox, the founder of Cox Enterprises, including James C. Kennedy, Chairman of Cox’s Board of Directors, and his sister, who each own 25%. This insurance company is an insurer and reinsurer on various insurance policies purchased by Cox Enterprises, and it employs an independent consulting actuary to calculate the annual premiums for general/auto liability and workers compensation insurance based on Cox’s loss experience, consistent with insurance industry practice. Cox’s portion of these insurance costs for 2002 was approximately $27.2 million.

•	Cox’s employees participate in certain Cox Enterprises employee benefit plans, and Cox made payments to Cox Enterprises in 2002 for the costs incurred by reason of such participation, including self-insured employee medical insurance costs of approximately $77.5 million, retiree medical payments of approximately $3.9 million and executive pension plan payments of approximately $2.8 million.

•	Cox and Cox Enterprises share resources relating to aircraft owned by each company. Depending on need, each occasionally uses aircraft owned by the other, paying a cost-based hourly rate. Cox Enterprises also operates and maintains two airplanes owned by Cox. Cox pays Cox Enterprises on a quarterly basis for fixed and variable operations and maintenance costs relating to these two airplanes. During 2002, Cox paid approximately $0.7 million for use of Cox Enterprises’ aircraft and maintenance of Cox’s aircraft by Cox Enterprises, net of aircraft costs paid by Cox Enterprises to Cox for use of Cox’s aircraft.

•

Cox pays rent and certain other occupancy costs to Cox Enterprises for its corporate headquarters building. Cox Enterprises holds the long-term lease of the Cox headquarters building and prior to 2002,

Cox and Cox Enterprises and its other affiliates shared occupancy of the headquarters building. During 2002, Cox Enterprises and its other affiliates moved to a new facility, and Cox purchased from Cox Enterprises business equipment located in that building at its depreciated net book value of approximately $7.2 million, which is believed to approximate fair value. Cox is now the sole occupant of its headquarters building. Related rent and occupancy expense is allocated based on occupied space and for the year ended December 31, 2002 was approximately $5.8 million.

•	From 1997 through 2002, Cox entered into a series of local joint ventures with Cox Interactive Media, Inc., an indirect wholly owned subsidiary of Cox Enterprises; to develop, operate and promote advertising supported local Internet content, or “City Sites”, in the markets where Cox operates cable television systems featuring high-speed Internet access. Cox contributed approximately $41.1 million in the aggregate to the joint ventures for the period from inception through May 31, 2002 to fund its share of operating costs. During 2002, Cox and Cox Interactive Media agreed to terminate the relationship and entered into a transition services agreement under which Cox paid Cox Interactive Media approximately $7 million to continue to operate Cox’s city sites during a transition period. The joint venture entities were dissolved as of December 31, 2002, and pursuant to a separate agreement dated December 31, 2002, Cox purchased certain assets used in the operation of the City Sites for insignificant cash consideration. Cox will use those assets to develop the City Sites as part of Cox High Speed Internet service. Cox Interactive Media agreed to reimburse Cox approximately $0.2 million for certain expenses incurred in connection with obtaining certain software licenses related to the City Sites.

•	In connection with Cox Enterprises’ sale of shares of Cox Class A Common Stock to two private investors in 2001, Cox entered into agreements providing the two private investors with certain demand and piggyback registration rights. Cox Enterprises has agreed to pay all fees and expenses associated with Cox’s performance under these registration rights agreements.

•	In September 2002, Cox and Cox Enterprises amended their tax allocation agreement to provide that if one of Cox Enterprises or Cox has overpaid its taxes and the other has underpaid, the underpaying taxpayer may apply the overpayment to its taxes if such credit is permitted by the respective tax authority. The underpaying party will be obligated to immediately repay the borrowed amount to the overpaying party, to pay interest from the effective date of the credit until repayment, and to bear any other expenses incurred. The underpaying party will indemnify the overpaying party if subsequent tax adjustments cause any detriment to the overpaying party as a result of use of the credit by the underpaying party. For the tax year 2001, Cox overpaid, and Cox Enterprises underpaid, its estimated federal income taxes. Pursuant to the amended agreement, on September 3, 2002, $20.0 million of Cox’s overpayment of its 2001 federal income taxes was applied to Cox Enterprises’ 2001 federal income taxes, and Cox Enterprises contemporaneously paid Cox Communications $20.0 million, plus interest, in cash.

APPROVAL OF THE COX COMMUNICATIONS, INC.

SECOND AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Proposal No. 2)

The Compensation Committee of the Board of Directors has amended and restated the LTIP, subject to approval by the stockholders of Cox at the 2003 Annual Meeting.

Plan Administration.    The purpose of the Cox Communications, Inc. Second Amended and Restated Long-Term Incentive Plan (the “Long-Term Incentive Plan”) is to advance the interests of Cox by providing incentives to certain employees of Cox and its subsidiaries through awards of various forms of equity-based compensation. The Long-Term Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole discretion, subject to the terms of the Long-Term Incentive Plan, to determine the amounts and types of awards to be made, set the terms, conditions and limitations applicable to each award, and prescribe the form of the instruments embodying any award. Certain functions under the Long-Term Incentive Plan may be delegated by the Compensation Committee to any person or persons, and pursuant to this authority, the Compensation Committee has delegated certain administrative and other functions to a Management Committee. The Board of Directors has the right to amend, modify, suspend or terminate the Long-Term Incentive Plan at any time without notice, provided that no participant’s rights in an existing award may be adversely affected without his or her consent. Any amendment or similar action will be submitted for stockholder approval if required by law, regulation, or rule of any stock exchange on which Cox’s Class A Common Stock is traded.

Types and Number of Awards Under the Plan.    Thirty-six million (36,000,000) shares of Cox’s Class A Common Stock are reserved for issuance under the Long-Term Incentive Plan. Of this total, 4,757,348 shares have been issued previously pursuant to awards under the Long-Term Incentive Plan, 16,500,591 shares are subject to outstanding options or other awards, and 14,742,061 shares will be available for future issuance. If any shares to be awarded under the Long-Term Incentive Plan are forfeited, those shares may be added to the remaining share total and re-granted. No participant may be granted more than 500,000 shares subject to any combination of performance-based awards, restricted stock, or other stock-based awards that are subject to performance criteria in any given year. The maximum payout for any participant for a performance-based award paid in cash is 100 percent of the participant’s January 1 base salary for the year of the payment. No participant may receive more than 1,000,000 options in any given year. All of the share totals described above will be adjusted by the Compensation Committee in its discretion to reflect any change in the number of shares of Class A Common Stock due to any stock dividend, stock split, combination, recapitalization, merger, spin-off, or similar corporate transaction.

Eligibility.    The Compensation Committee or the Management Committee, as appropriate, is authorized to grant awards under the Long-Term Incentive Plan to any officer or other employee of Cox and its subsidiaries who is selected to receive an award. This group of eligible participants consists of approximately 3,000 individuals.

Duration of Options.    No stock option may be exercised more than 10 years after the date of grant, and all stock appreciation rights will expire not later than 10 years after the date of grant.

Vesting and Exercise of Options.    Options become exercisable when they have vested. Vesting schedules are set forth in an agreement or notice of award. Awards typically provide that a participant who terminates employment for reasons other than for cause, retirement, death, permanent disability or transfer to an affiliated company will have 90 days to exercise any vested stock options, and any unvested stock options will be forfeited. A participant who is terminated for cause will forfeit all benefits under the Long-Term Incentive Plan, and all options (both vested and unvested) will be cancelled.

Payment for Options.    The exercise price of any stock option awarded under the Long-Term Incentive Plan will be determined by the Compensation Committee. Except for certain awards substituted for or granted in tandem with previously issued awards, the exercise price will not be less than the fair market value of Cox’s Class A Common Stock on the date of grant. Participants may exercise an option by making payment in any manner specified by the Compensation Committee, including without limitation by tendering previously owned shares of Class A Common Stock or by “cashless exercise.”

Stock Appreciation Rights.    A stock appreciation right gives the participant the right to receive upon exercise the excess of the fair market value of a share of stock on a specified date over the grant price. Except for certain awards substituted for or granted in tandem with previously issued awards, the grant price will not be less than the fair market value of Cox’s Class A Common Stock on the date of grant. The Compensation Committee has the discretion to determine the manner in which stock appreciation rights may be paid, including in cash, shares or a combination thereof.

Restricted Stock.    The Compensation Committee or the Management Committee, as appropriate, may authorize awards of restricted stock, including performance-based restricted stock. Restricted stock awards may be made for no consideration. Restricted stock is Class A Common Stock that is non-transferable and subject to other restrictions for a specified period. Unless the Compensation Committee or the Management Committee, as appropriate, determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment during the restricted period, then the restricted stock will be forfeited. Performance-based restricted stock may be subject to additional risk of forfeiture during the restricted period until and unless certain conditions are met. These conditions are established by the Compensation Committee or the Management Committee, as appropriate, and may include the performance criteria described below.

Deferred Stock.    The Compensation Committee or the Management Committee, as appropriate, may authorize grants of rights to receive shares of Class A Common Stock at the end of a specified deferral period. Awards of deferred stock may be made for no consideration or for an amount that is less than the fair market value on the date of grant. Unless the Compensation Committee or the Management Committee, as appropriate, determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment during the deferral period, then the award will be forfeited.

Performance-Based Awards.    The Compensation Committee or the Management Committee, as appropriate, may grant awards that are based on pre-established performance criteria, or that specify performance criteria to be achieved as a condition to vesting or payment, including awards of performance-based restricted stock. For purposes of the Long-Term Incentive Plan, “performance criteria” mean pre-established objective performance goals consisting of one or more of the following: revenue, cash flow (operating cash flow or free cash flow), profit, return on investment, number of customers (residential or commercial), revenue generating units, customer satisfaction (internal or external), investments (including capital expenditures, capital leases or other intangible assets) and working capital (or its components such as inventory, accounts payable, and accounts receivable). The Compensation Committee or the Management Committee, as appropriate, may utilize other criteria for the purpose of reducing, but not increasing, any performance-based award.

Assignment and Transfer.    Unless otherwise determined by the Compensation Committee or the Management Committee, as appropriate, awards generally are not assignable or transferable, except by will or by the laws of descent and distribution, provided that a participant may designate a beneficiary to exercise the participant’s rights, and receive any distribution, in the event of death. No right or interest of a participant in any award may be pledged or encumbered, or made subject to any lien, obligation or liability of the participant.

Estimate of Benefits.    The number of stock options, stock appreciation rights and other awards that would be granted to officers and other employees under the Long-Term Incentive Plan is not currently determinable. During 2002, options were awarded under the LTIP to the Chief Executive Officer and the other named executive officers as set forth in the Option Grants table contained in this Proxy Statement. In 2002, 966,470 options were awarded to current executive officers as a group, 3,076,583 options were awarded to approximately 1,127 non-executive officer employees, 4,000 shares of restricted stock were awarded to one current executive officer, and 21,035 shares of restricted stock were awarded to four non-executive officer employees.

Federal Income Tax Consequences to the Company and the Participants.    Some of the options granted under the Long-Term Incentive Plan may be incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code. Under present federal tax laws, there are no federal income tax consequences to either Cox or the participant upon the grant or exercise of an ISO. If the participant does not dispose of the stock acquired through the ISO for two years from the date of grant or one year from the date of exercise, then any gain realized from a subsequent disposition would constitute long-term capital gain to the participant. If the participant does dispose of the stock prior to the expiration of either holding period, any gain equal to the excess of the fair market value of the stock on the date of exercise (or, if less, the amount realized on the disposition of the stock if a sale or exchange) over the option price would constitute ordinary income to the participant. Any additional gain realized upon the disposition would be taxable either as a short-term capital gain or a long-term capital gain, depending on how long the participant held the stock.

Cox generally is not entitled to an income tax deduction for the grant of an ISO or as a result of either the participant’s exercise of an ISO or the participant’s sale of the stock acquired upon the exercise of an ISO. However, if the participant sells the stock either within two years from the date of grant or within one year from the date of exercise, then the ISO is treated for federal income tax purposes as if it were a nonqualified stock option and Cox will be entitled to a federal income tax deduction equal to the amount of income recognized by the participant.

Stock options that do not constitute ISOs (“nonqualified options”) may also be granted under the Long-Term Incentive Plan. Under present federal tax laws, there are no federal income tax consequences to either Cox or the participant upon the grant of a nonqualified option. However, the participant will recognize ordinary income upon the exercise of a nonqualified option in an amount equal to the excess of the fair market value of the stock at the time of exercise over the option price, and Cox will receive a corresponding deduction. Any gain realized upon a subsequent disposition of the stock will constitute either a short-term or long-term capital gain to the participant, depending on how long the stock is held.

Unless the participant makes a special tax election, restricted stock awards are not taxable to the participant as long as the shares remain nontransferable and subject to a substantial risk of forfeiture. When these transferability restrictions and forfeiture risks lapse or are removed, the participant at the time of such lapse or removal generally will recognize as ordinary income the fair market value of the stock, less any amounts that were paid to acquire the stock. Cox will receive a federal income tax deduction equal to the amount of ordinary income recognized by the participant.

No taxable income is recognized upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize as ordinary income the amount of any cash received, plus the fair market value of any stock acquired (less any amount required to be paid by the participant). Cox will receive a federal income tax deduction equal to the amount of ordinary income recognized by the participant.

Payment of cash and outright grants of stock will be taxed as ordinary income at the time the cash or stock is received, and Cox will be entitled to a corresponding deduction equal to the amount of income recognized by the participant.

The average of the high and low market price of Cox’s Class A Common Stock as reported on the New York Stock Exchange composite transactions listing for February 28, 2003 was $29.52 per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

AMENDEMENT TO THE

AMENDED AND RESTATED ANNUAL INCENTIVE PLAN

(Proposal No. 3)

The Compensation Committee of the Board of Directors has, subject to approval by the stockholders at the 2003 Annual Meeting, further amended the Amended and Restated Cox Communications, Inc. Annual Incentive Plan (the “AIP”), effective as of January 1, 2003.

The purpose of the AIP is to provide incentive benefits to designated senior management employees of Cox. The AIP is designed and is to be administered so that awards payable thereunder will be deductible by Cox under Section 162(m) of the Internal Revenue Code as “performance-based compensation” within the meaning of that Internal Revenue Code section. If any provision of the AIP does not comply with the requirements of Section 162(m) of the Internal Revenue Code, then such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

The AIP is administered by the Compensation Committee, which has the discretionary authority to interpret the provisions of the AIP, including all decisions on eligibility to participate, establishment of the target bonus, payment targets and the amount of awards payable under the AIP. The Compensation Committee has the sole discretionary authority to reduce or eliminate the amount of an award otherwise payable to a participant under the terms of the AIP. The decisions of the Compensation Committee will be final and binding on all parties.

The employees eligible to participate in the AIP for any plan year will be any senior management employee of Cox designated by the Compensation Committee as a participant for that plan year. As of the date of this Proxy Statement, approximately 15 persons are in the class of employees eligible for selection to participate in the AIP. The plan year under the AIP is the calendar year.

This amendment to the AIP, if approved by the stockholders for the 2003 plan year, would enable the amount of the award payable to a participant under the AIP to be based on the achievement of one or more performance factors, including revenue, cash flow (operating cash flow or free cash flow), return on investment, profit, revenue generating units, number of customers (residential or commercial), investments (including capital expenditures, capital leases or other intangible assets), working capital (or its components such as inventory, accounts payable and accounts receivable) and customer satisfaction (internal or external). Each plan year, the Compensation Committee will determine the factors that will be used in determining the amount of the awards payable under the AIP.

For each plan year, the Compensation Committee will establish a schedule of performance goals and will establish an objective methodology to derive the target performance percentage. The objective methodology will determine the percentage of the target bonus that is earned and payable to a participant (the “Earned Target Percentage”) based directly and exclusively on the level of the designated performance goals achieved for that plan year. The “target bonus” will be an amount of cash bonus equal to a percentage of a participant’s base compensation for the plan year, which percentage will be established by the Compensation Committee. The amount of an award payable under the AIP will be calculated by multiplying the participant’s target bonus by the participant’s Earned Target Percentage for that plan year. The maximum amount of an award payable under the AIP for any plan year will be $2,000,000.

If a participant terminates employment or dies during a plan year, then the participant or the participant’s beneficiary will be entitled to a pro rata share of the award otherwise payable under the AIP based on the number of days the participant was employed during the plan year.

At the sole discretion of the Compensation Committee, awards payable under the AIP will be distributed either: (1) in a lump sum cash payment; (2) in the form of shares of Class A Common Stock, which shares may be subject to certain restrictions determined by the Compensation Committee that impose a risk of forfeiture; or (3) some combination of cash and Class A Common Stock. In the event any distribution is made in the form of Class A Common Stock, the value of the Class A Common Stock so issued may not exceed the total amount of the distribution to be made under the AIP, and the value of any fractional shares will be paid in cash. Distributions for any plan year under the AIP will be made within a reasonably practicable period of time after the end of the plan year; provided, that no award will become payable to a participant for any plan year until the Compensation Committee has certified in writing that the terms and conditions underlying the payment of the award have been satisfied. No awards will be paid under the AIP as amended unless and until this amendment to the AIP is approved by the stockholders at the Annual Meeting.

The Compensation Committee has the right to amend and or terminate the AIP at any time without the consent of the stockholders, except as required by any federal or state law or by the rules of any stock exchange on which shares of the Class A Common Stock are listed. No such amendment or termination may retroactively reduce the amount of an award already accrued to the benefit of any participant prior to the effective date of the amendment or termination of the AIP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

SHAREHOLDER PROPOSAL REGARDING

USE OF INDEXED EXECUTIVE STOCK OPTIONS

(Proposal No. 4)

The Massachusetts Carpenters Pension & Annuity Funds, 101 Constitution Avenue, N.W., Washington, D.C. 20001, a shareholder that as of December 20, 2002 owned 5,500 shares of Cox’s Class A Common Stock, has notified Cox of its intention to propose the following resolution at the 2003 Annual Meeting. Cox is not responsible for the contents of this proposal or the supporting statement.

RESOLVED, that the shareholders of Cox Communications, Inc. (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Proponent’s Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. We believe that stock option grants can and do often provide levels of compensation well beyond those merited. Further, we believe that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

The resolution advocates performance-based stock options. It defines performance-based stock options as indexed options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. It should be noted that there are other forms of indexed options that use other types of market indices. The resolution requests that the Company’s Board ensure that Company stock option plans adopted in the future link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. We urge your support for this important governance reform.

Recommendation of the Board of Directors

Cox’s Board of Directors and Compensation Committee strongly support the concept of performance-based compensation arrangements as an important component of senior executive compensation. However, the Board recommends a vote against the proposal for the following reasons.

First, stock option awards granted under the LTIP, which normally have an exercise price equal to the fair market value of Cox’s Class A Common Stock at the time of the award, already are performance-based. If the price of the Class A Common Stock rises, the options increase in value, which promotes an identity of interests between Cox’s senior executives and its stockholders. Additionally, the Compensation Committee has approved a new award format that will incorporate awards of performance-based restricted stock under the LTIP, which will be based on pre-established performance criteria or will specify performance criteria to be achieved as a condition to vesting or payment. The use of these specific performance measures further focuses Cox’s senior executives on overall company performance and stockholder return.

Second, the proposal would unduly limit the flexibility of the Compensation Committee by rigidly requiring senior executive stock option exercise prices to be linked to an industry peer group stock performance index, which could dilute or distort the incentives the options were designed to foster. By contrast, under Cox’s current long-term compensation program, the Compensation Committee has the flexibility to measure performance by criteria that are specific to Cox, its changing business environment, and the competitive challenges that it faces. Rather than being limited to the stock performance of an industry peer group, the Compensation Committee has the flexibility to tie long-term incentive awards to different benchmarks, such as gain in net income, operating cash flow, customer service, or various other business metrics.

Third, forcing Cox to grant options with conditions or other terms that are inconsistent with compensation practices followed by Cox’s competitors could place it at a disadvantage in recruiting and retaining senior executives.

Fourth, linking the exercise price of stock options to third-party company performance would result in variable “mark to market” accounting charges, which could cause Cox to incur additional compensation expense.

Cox’s current long-term senior executive compensation program already provides a strong link to performance, and gives the Compensation Committee the flexibility to design and administer this program in a way that best meets the needs of Cox and its stockholders. The Board believes that restricting this flexibility is not in the best interests of Cox or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Other Matters

Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.

Independent Public Accountants

The Audit Committee has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as Cox’s independent auditors for the year ending December 31, 2003. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Annual Report on Form 10-K

Cox’s Summary Annual Report to Stockholders and its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, are being delivered to the stockholders with this Proxy Statement. Cox will deliver only one copy of its Proxy Statement, Summary Annual Report and Form 10-K to multiple security holders sharing an address unless Cox has received contrary instructions from such security holder(s). If you share an address with another security holder and would like to receive a separate Proxy Statement, Summary Annual Report and Form 10-K now or in the future, please contact the Corporate Secretary, Cox Communications, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia, 30328, telephone (404) 843-5000.

Transfer Agent and Registrar

Cox’s transfer agent and registrar is Wachovia National Bank, 1525 West W.T. Harris Boulevard, Suite 3C3, Charlotte, North Carolina 28262.

Submission of Stockholder Proposals

It is anticipated that Cox’s 2004 Annual Meeting of Stockholders will be held in May 2004. Any stockholders who intend to present proposals at the 2004 Annual Meeting, and who wish to have such proposals included in Cox’s Proxy Statement for the 2004 Annual Meeting, must ensure that Cox’s Corporate Secretary receives such proposals not later than December 11, 2003. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in Cox’s 2004 proxy materials. Any stockholder proposals that a stockholder intends to present at the 2004 Annual Meeting, other than through inclusion in the proxy materials, must be received at least 30 (but not more than 60) days prior to the scheduled date of the 2004 Annual Meeting. Any proposals should be sent to the Corporate Secretary, Cox Communications, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

By Order of the Board of Directors

Andrew A. Merdek

Corporate Secretary

Atlanta,	Georgia
April	11, 2003

COX COMMUNICATIONS, INC.

VOTE BY TELEPHONE OR INTERNET

QUICK * EASY * IMMEDIATE

Cox Communications, Inc. encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote must be received by 8:00 a.m. Eastern Time on May 15, 2003. Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE: ON A TOUCH-TONE TELEPHONE DIAL (866) 257-2287

OR

VOTE BY INTERNET: POINT YOUR BROWSER TO THE WEB ADDRESS: https://www.proxyvotenow.com/cox

OR

VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

Thank you for voting.

...

COX COMMUNICATIONS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COX COMMUNICATIONS, INC.

FOR ANNUAL MEETING ON MAY 15, 2003

The undersigned hereby appoints James O. Robbins, Andrew A. Merdek and Jimmy W. Hayes, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of Cox Communications, Inc. (“Cox”) to be held at 9:00 a.m. local time on Thursday, May 15, 2003, at Corporate Headquarters at 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319, or at any adjournment thereof, and to vote at such meeting pursuant to this proxy the shares of stock of Cox the undersigned held of record on the books of Cox on March 17, 2003, the record date for the meeting. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.

(change of address/comments)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

ELECTION OF DIRECTORS, NOMINEES:

01 Janet M. Clarke	04 Robert C. O’Leary	06 Rodney W. Schrock

02 G. Dennis Berry	05 James O. Robbins	07 Andrew J. Young

03 James C. Kennedy

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet.

SEE REVERSE SIDE

FOLD AND DETACH HERE

☒ Please mark your votes as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3, and AGAINST proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

		FOR	WITHHELD

1. Election of Directors (see reverse)		☐	☐
For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN

2. Adoption of the Second Amended and Restated Long-Term Incentive Plan	☐	☐	☐

3. Approval of the Amendment to the Amended and Restated Annual Incentive Plan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
	FOR	AGAINST	ABSTAIN

4. Shareholder Proposal Regarding Use of Indexed Executive Stock Options	☐	☐	☐

In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.

Change of Address/Comments on reverse side. ☐	I plan to attend the meeting. ☐

All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)                                                                                     DATE

APPENDIX B

COX COMMUNICATIONS, INC.

SECOND AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

SECTION 1.    Purpose.    The purpose of this Second Amended and Restated Long-Term Incentive Plan (the “Plan”) of Cox Communications, Inc. (the “Corporation”) is (a) to promote the identity of interests between shareholders and employees of the Corporation by encouraging and creating significant ownership of Common Stock of the Corporation by officers and other employees of the Corporation and its subsidiaries; (b) to enable the Corporation to attract and retain qualified officers and employees who contribute to the Corporation’s success by their ability, ingenuity and industry; and (c) to provide meaningful long-term incentive opportunities for officers and other employees who are responsible for the success of the Corporation and who are in a position to make significant contributions toward its objectives.

SECTION 2.    Definitions.    In addition to the terms defined elsewhere in the Plan, the following shall be defined terms under the Plan:

2.01. “Award” means any Performance Award, Option, Stock Appreciation Right, Restricted Stock, Deferred Stock, Dividend Equivalent, or Other Stock-Based Award, or any other right or interest relating to Shares or cash, granted to a Participant under the Plan.

2.02. “Award Agreement” means any written agreement, contract or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.

2.03. “Board” means the Board of Directors of the Corporation.

2.04. “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

2.05. “Committee” means the committee designated by the Board to administer the Plan, or another committee to which certain administrative or other functions have been delegated consistent with the terms of the Plan.

2.06. “Corporation” is defined as Cox Communications, Inc. or any successor to it in ownership of substantially all of its assets, whether by merger, consolidation or otherwise.

2.07. “Covered Employee” means the chief executive officer and the officers of the Corporation for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code, and successor provisions.

2.08. “Deferred Stock” means a right, granted to a Participant under Section 6.05, to receive Shares at the end of a specified deferral period.

2.09. “Dividend Equivalent” means a right, granted to a Participant under Section 6.03, to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares.

2.10. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

2.11. “Fair Market Value” means, with respect to Shares, Awards or other property, the fair market value of such Shares, Awards or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Shares as of any date shall be the average of the high and the low sales price on that date of a Share as reported in the New York

Stock Exchange Composite Transaction Report; provided, that if there were no sales on the valuation date but there were sales on dates within a reasonable period both before and after the valuation date, the Fair Market Value is the weighted average of the high and low sale prices on the nearest date before and the nearest date after the valuation date. The average is to be weighted inversely by the respective numbers of trading days between the selling dates and the valuation date.

2.12. “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

2.13. “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.14. “Option” means a right, granted to a Participant under Section 6.06, to purchase Shares, other Awards, or other property at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.15. “Other Stock-Based Award” means a right, granted to a Participant under Section 6.08, that relates to or is valued by reference to Shares.

2.16. “Participant” means a person who, as an officer or employee of the Corporation or any Subsidiary, has been granted an Award under the Plan.

2.17. “Performance Award” means a right, granted to a Participant under Section 6.02, to receive cash, Shares, other Awards, or other property the payment of which is contingent upon achievement of performance goals specified by the Committee.

2.18. “Performance-Based Restricted Stock” means Restricted Stock that is (a) awarded based on pre-established performance criteria, or (b) subject to a risk of forfeiture if pre-established performance criteria are not met within the restriction period.

2.19. “Plan” is the Cox Communications, Inc. Second Amended and Restated Long-Term Incentive Plan.

2.20. “Restricted Stock” means Shares granted to a Participant under Section 6.04, that are subject to certain restrictions and to a risk of forfeiture.

2.21. “Rule 16b-3” means Rule 16b-3, as from time to time amended, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

2.22. “Shares” means the Class A Common Stock of the Corporation and such other securities of the Corporation as may be substituted for Shares or such other securities pursuant to Section 10.

2.23. “Stock Appreciation Right” means a right, granted to a Participant under Section 6.07, to be paid an amount measured by the appreciation in the Fair Market Value of Shares from the date of grant to the date of exercise of the right, with payment to be made in cash, Shares, other Awards, or other property as specified in the Award or determined by the Committee.

2.24. “Subsidiary” means any corporation (other than the Corporation) with respect to which the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

2.25. “Year” means a calendar year.

SECTION 3.    Administration.

3.01. Authority of the Committee.    The Plan shall be administered by the Committee. Each Award shall be evidenced by an Award Agreement, executed by the Corporation and the Participant, in a form satisfactory to the

Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select and designate Participants;

(ii) to determine the type or types of Awards to be granted to each Participant;

(iii) to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers or accelerations thereof, and waiver of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited or surrendered;

(v) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee or at the election of the Participant;

(vi) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement or other instrument hereunder; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.02. Manner of Exercise of Committee Authority.    Except to the extent specifically reserved to another entity under the terms of the Plan or applicable law, the Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Corporation, Subsidiaries, Participants and any person claiming any rights under the Plan from or through any Participant. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. The Committee may delegate to officers or managers of the Corporation or any Subsidiary the authority to perform administrative functions under the Plan, subject to such terms as the Committee shall determine. Notwithstanding any provisions of the Plan to the contrary, the Committee may delegate any or all of its authority under the terms of the Plan to any person or persons the Committee shall from time to time designate.

3.03. Limitation of Liability.    Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Corporation or any Subsidiary, the Corporation’s independent certified public accountants, legal counsel or any executive compensation consultant or other professional retained by the Corporation to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Corporation acting on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action, determination, or interpretation.

SECTION 4.    Shares Subject to the Plan.    Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan shall be 36,000,000. For purposes of this Section 4, the number of and time at which Shares shall be deemed to be subject to Awards and therefore counted against the number of Shares reserved and available under the Plan shall be the earliest date at which the Committee can reasonably estimate the number of Shares to be distributed in settlement of an Award or with respect to which payments will be made; provided that, subject to the requirements of Rule 16b-3, the Committee may adopt procedures for the counting of Shares relating to any Award for which the number of Shares to be distributed or with respect to which payment will be made cannot be fixed at the date of grant to ensure appropriate counting, avoid double counting (in the case of tandem or substitute awards), and provide for adjustments in any case in which the number of Shares actually distributed or with respect to which payments are actually made differs from the number of Shares previously counted in connection with such Award.

The Shares subject to the Plan may be unissued Shares or reacquired Shares, bought on the open market or otherwise. If any Shares to which an Award relates are forfeited or the Award is settled or terminates without a distribution of Shares (whether or not cash, other Awards, or other property is distributed with respect to such Award), any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement or termination, again be available for Awards under the Plan; provided that in the event Rule 16b-3 applies to the issuance of an Award, such Shares shall be available for issuance only to the extent the issuance of such Shares would be exempted under Rule 16b-3.

SECTION 5.    Eligibility.    Awards may be granted only to individuals who are officers or other employees (including employees who are also directors) of the Corporation or a Subsidiary.

SECTION 6.    Specific Terms of Awards.

6.01. General.    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11.02), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation the acceleration of vesting of any Awards or terms requiring forfeiture of Awards in the event of termination of employment by the Participant. Except as provided in Sections 7.03 or 7.04, only services may be required as consideration for the grant of any Award.

6.02. Performance Awards.    Subject to the provisions of Sections 7.01 and 7.02, the Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

(i) Awards and Conditions.    A Performance Award shall confer upon the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Award is granted, in whole or in part, as determined by the Committee, conditioned upon the achievement of performance criteria determined by the Committee.

(ii) Other Terms.    A Performance Award shall be denominated in Shares and may be payable in cash, Shares, other Awards, or other property, and have such other terms as shall be determined by the Committee.

6.03. Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to Participants. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares or Awards, or otherwise reinvested.

6.04. Restricted Stock.    The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Issuance and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise as the Committee shall determine.

(ii) Forfeiture.    Performance-Based Restricted Stock shall be (a) based on pre-established performance criteria specified by the Committee, or (b) forfeited unless pre-established performance criteria specified by the Committee are met during the applicable restriction period. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation; provided, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes.

(iii) Certificates of Shares.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Corporation shall retain physical possession of the certificates, and the Participant shall deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends.    Unless otherwise determined by the Committee, cash dividends paid on Performance-Based Restricted Stock shall be automatically reinvested in additional shares of Performance-Based Restricted Stock and cash dividends paid on other Restricted Stock shall be paid to the Participant. Dividends reinvested in Performance-Based Restricted Stock and Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such stock or other property has been distributed.

6.05. Deferred Stock.    The Committee is authorized to grant Deferred Stock to Participants, on the following terms and conditions:

(i) Award and Restrictions.    Delivery of Shares will occur upon expiration of the deferral period specified for Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments, or otherwise, as the Committee shall determine.

(ii) Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof (as provided in the Award Agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.

6.06. Options.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price.    The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, that, except as provided in Section 7.03, such exercise price shall be not less than the Fair Market Value of a Share on the date of grant of such Option.

(ii) Time and Method of Exercise.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Shares, other Awards or awards issued under other Corporation plans, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements), and the methods by which Shares will be delivered or deemed to be delivered to Participants. Options shall expire not later than ten years after the date of grant.

(iii) Incentive Stock Options.    The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no Incentive Stock Option shall be granted more than ten years after the effective date of the Plan. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code. In the event a Participant voluntarily disqualifies an Option as an Incentive Stock Option, the Committee may, but shall not be obligated to, make such additional Awards or pay bonuses as the Committee shall deem appropriate to reflect the tax savings to the Corporation which result from such disqualification.

6.07. Stock Appreciation Rights.    The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Right to Payment.    A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, other than one related to an Incentive Stock Option, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise or Change in Control, as defined in Section 9.02) over (B) the grant price of the Stock Appreciation Right as determined by the Committee as of the date of grant of the Stock Appreciation Right, which, except as provided in Section 7.03, shall be not less than the Fair Market Value of one Share on the date of grant.

(ii) Other Terms.    The Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any Stock Appreciation Right. Limited Stock Appreciation Rights that may be exercised only upon the occurrence of a Change in Control (as such term is defined in Section 9.02) or as otherwise defined by the Committee) may be granted under this Section 6.07. Stock Appreciation Rights shall expire not later than ten years after the date of grant.

6.08. Other Stock-Based Awards.    The Committee is authorized to grant to Participants other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation, Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards, which may include performance criteria. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6.08 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, or other property, as the Committee shall determine.

SECTION 7.    Certain Provisions Applicable to Awards.

7.01. Performance-Based Awards.    Performance Awards, Performance-Based Restricted Stock, and certain Other Stock-Based Awards subject to performance criteria are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and shall be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of Section 162(m) and the regulations thereunder. As selected by the Committee, the performance goal shall be the attainment of one or more of the preestablished amounts of revenue, cash flow (operating cash flow or free cash flow), profit, return on investment, number of customers (residential or commercial), revenue generating units, customer satisfaction

(internal or external), investments (including capital expenditures, capital leases or other intangible assets), and working capital (or its components such as inventory, accounts payable, and accounts receivable).

The payout of any such Award to a Covered Employee may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the direction of the Committee.

7.02. Maximum Individual Awards.    No individual may be granted more than 500,000 shares subject to any combination of Performance Awards, Restricted Stock, or other Stock-Based Awards subject to performance criteria in any given year. The maximum payout for any individual for a Performance Award paid in cash is 100 percent of the participant’s January 1 base salary for the year of the Performance Award payment. No individual may receive more than 1,000,000 options in any given year. The Share amounts in this Section 7.02 are subject to adjustment under Section 10 and are subject to the Plan maximum under Section 4.

7.03. Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Corporation, any Subsidiary, or any business entity to be acquired by the Corporation or a Subsidiary, or any other right of a Participant to receive payment from the Corporation or any Subsidiary. If an Award is granted in substitution for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per Share exercise price of any Option, grant price of any Stock Appreciation Right, or purchase price of any other Award conferring a right to purchase Shares:

(i) Granted in substitution for an outstanding Award or award shall be not less than the lesser of the Fair Market Value of a Share at the date such substitute award is granted or such Fair Market Value at that date reduced to reflect the Fair Market Value at that date of the Award or award required to be surrendered by the Participant as a condition to receipt of the substitute Award; or

(ii) Retroactively granted in tandem with an outstanding Award or award shall be not less than the lesser of the Fair Market Value of a Share at the date of grant of the later Award or at the date of grant of the earlier Award or award.

7.04. Exchange Provisions.    The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Shares, other Awards (subject to Section 7.03), or other property based on such terms and conditions as the Committee shall determine and communicate to the Participant at the time that such offer is made.

7.05. Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Option or a Stock Appreciation Right granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

7.06. Form of Payment Under Awards.    Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Corporation or a Subsidiary upon the grant or exercise of an Award may be made in such form as the Committee shall determine, including without limitation, cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Shares.

SECTION 8.    General Restrictions Applicable to Awards.

8.01. Specific Restrictions.

8.01.1 Six-Month Holding Period.    Unless a Participant could otherwise transfer an equity security, derivative security, or Shares issued upon exercise of a derivative security granted under the Plan without incurring liability under Section 16(b) of the Exchange Act, (i) an equity security issued under the Plan, other than an equity security issued upon exercise or conversion of a derivative security granted under the Plan, shall be held for at least six months from the date of acquisition; (ii) with respect to a derivative security issued under the Plan, at least six months shall elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security; and (iii) any Award in the nature of a Stock Appreciation Right must be held for six months from the date of grant to the date of cash settlement.

8.01.2 Nontransferability.    Unless otherwise determined by the Committee, Awards which constitute derivative securities (including any option, stock appreciation right, or similar right) shall not be transferable by a Participant except by will or the laws of descent and distribution (except pursuant to a beneficiary designation authorized under Section 8.02) or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and, in the case of an Incentive Stock Option or, if then required by Rule 16b-3, any other derivative security granted under the Plan, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative.

8.01.3 Compliance with Rule 16b-3.    It is the intent of the Corporation that this Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act.

8.02. Limits on Transfer of Awards; Beneficiaries.    No right or interest of a Participant in any Award shall be pledged, encumbered, or hypothecated to or in favor of any party (other than the Corporation or a Subsidiary), or shall be subject to any lien, obligation, or liability of such Participant to any party (other than the Corporation or a Subsidiary). Unless otherwise determined by the Committee (subject to the requirements of Section 8.01.2), no Award shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution (except to the Corporation under the terms of the Plan); provided, that a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any distribution, with respect to any Award, upon the death of the Participant. A beneficiary, guardian, legal representative, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant or agreement applicable to such, except to the extent the Plan and such Award Agreement or agreement otherwise provide with respect to such persons, and to any additional restrictions deemed necessary or appropriate by the Committee.

8.03. Registration and Listing Compliance.    The Corporation shall not be obligated to deliver any Award or distribute any Shares with respect to any Award in a transaction subject to regulatory approval, registration, or any other applicable requirement of federal or state law, or subject to a listing requirement under any listing or similar agreement between the Corporation and any national securities exchange or market, until such laws, regulations, and contractual obligations of the Corporation have been complied with in full, although the Corporation shall be obligated to use reasonable efforts to obtain any such approval and comply with such requirements as promptly as practicable. If, after reasonable efforts, the Corporation is unable to obtain from any regulatory commission or agency or national securities exchange or market having jurisdiction over the Plan the authority which counsel for the Corporation deems necessary for the lawful issuance and sale of the Shares under the Plan, the Corporation shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Awards unless and until such authority is obtained.

8.04. Share Certificates.    All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop-transfer order and other restrictions as the Committee may deem advisable under applicable federal or state laws, rules and regulations thereunder, and the rules of any national securities exchange on which Shares are listed. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions that may be applicable to Shares, including under the terms of the Plan or any Award Agreement. In addition, during any period in which Awards or Shares are subject to restrictions under the terms of the Plan or any Award Agreement, or during any period during which delivery or receipt of an Award or Shares has been deferred by the Committee or a Participant, the Committee may require the Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Corporation or such other person as the Committee may designate.

SECTION 9.    Change in Control Provisions.    Notwithstanding any other provision of the Plan, the following acceleration provisions shall apply in the event of a “Change in Control” as defined in this Section 9.

9.01. Acceleration and Cash-Out Rights.    In the event of a “Change in Control” and a “Qualified Termination” as defined in Sections 9.02 and 9.03, respectively, automatically in the case of Participants subject to Section 16 of the Exchange Act, and unless otherwise determined by the Board in writing at or after grant but prior to the occurrence of the Change in Control in the case of Participants not subject to Section 16 of the Exchange Act:

(i) the performance criteria of all Performance Awards, Performance-Based Restricted Stock, and Other Stock-Based Awards shall be deemed fully achieved and all such Awards shall be fully earned and vested, subject only to the restrictions on dispositions of equity securities set forth in Section 8.01.1 and legal restrictions on the issuance of Shares set forth in Section 8.04;

(ii) any Option, Stock Appreciation Right, and other Award in the nature of a right that may be exercised which was not previously exercisable and vested shall become fully exercisable and vested, subject only to the restrictions on disposition of equity securities set forth in Section 8.01.1 and legal restrictions on the issuance of Shares set forth in Section 8.04; and

(iii) the restrictions, deferral limitations, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested, subject only to the restrictions on dispositions of equity securities set forth in Section 8.01.1 and legal restrictions on the issuance of Shares set forth in Section 8.04.

9.02. Change in Control.    For purposes of Section 9.01, a “Change in Control” shall mean any transaction that results in the voting control of the Corporation held by Cox Enterprises, Inc., its successor or any subsidiary of either falling below 50.1 percent.

9.03. Qualified Termination.    For the purposes of Section 9.01, a “Qualified Termination” shall mean any termination of employment for reasons other than (i) Cause; (ii) death, Disability or Retirement, or (iii) by the Participant without Good Reason within one (1) year following a Change in Control.

(a) “Cause” shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Corporation or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Corporation or its subsidiaries, monetarily or otherwise.

(b) “Disability” shall be deemed the reason for the termination by the Corporation of the Participant’s employment, if, as a result of the Participant’s incapacity due to physical or mental illness, the Participant shall have been absent from the full-time performance of the Participant’s duties with the Corporation for a period of six (6) consecutive months.

(c) “Good Reason” for termination by the Participant of the Participant’s employment shall mean the occurrence (without the Participant’s express written consent) after any Change in Control of any one of the following acts by the Corporation.

(i) a reduction by the Corporation in the Participant’s annual base salary other than for Cause or a Corporation-wide reduction in annual base salaries that generally affects similarly situated employees of the Corporation;

(ii) the relocation of the Corporation’s principal executive offices to a location more than fifty (50) miles from the location of such offices immediately prior to the Change in Control, but only in the event the Participant was employed at the Corporation’s principal executive offices immediately prior to such relocation.

(d) “Retirement” shall be deemed the reason for the termination by the Corporation or the Participant of the Participant’s employment if such employment is terminated in accordance with the Corporation’s retirement policy generally applicable to its employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with the Participant’s consent with respect to the Participant.

SECTION 10.    Adjustment Provisions.    In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Awards (ii) the number and kind of Shares issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that, with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Corporation or any Subsidiary or the financial statements of the Corporation or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

SECTION 11.    Changes to the Plan and Awards.

11.01. Changes to the Plan.    The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Corporation’s shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares may be listed, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially impair the rights of such Participant under any Award previously granted to him.

11.02. Changes to Awards.    The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award previously granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially impair the rights of such Participant under such Award.

SECTION 12.    General Provisions.

12.01. No Rights to Awards.    No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees.

12.02. No Shareholder Rights.    No Award shall confer on any Participant any of the rights of a shareholder of the Corporation unless and until Shares are duly issued or transferred to the Participant in accordance with the terms of the Award.

12.03. Tax Withholding.    The Corporation or any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts or withholding and other taxes due with respect thereto, its exercise, or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Corporation and Participants to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any Award, provided, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of Participant’s tax obligations.

12.04. No Right to Employment.    Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any employee any right to continue in the employ of the Corporation or any Subsidiary or to interfere in any way with the right of the Corporation or any Subsidiary to terminate his employment at any time or increase or decrease his compensation from the rate in existence at the time of granting of an Award.

12.05. Unfunded Status of Awards.    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided, that the Committee may authorize the creation of trusts or make other arrangements to meet the Corporation’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

12.06. Other Compensatory Arrangements.    The Corporation or any Subsidiary shall be permitted to adopt other or additional compensation arrangements (which may include arrangements which relate to Awards), and such arrangements may be either generally applicable or applicable only in specific cases.

12.07. Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

12.08. Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable Federal law.

SECTION 13.    Effective Date.    The Plan, as amended and restated, shall become effective on the date this amended and restated version is adopted under the provisions of Section 11.01, subject to the approval of the Corporation’s shareholders.

APPENDIX C

COX COMMUNICATIONS, INC.

ANNUAL INCENTIVE PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2000

This Cox Communications, Inc. Annual Incentive Plan (the “Plan), which shall be effective as of January 1, 1997, is designed to provide incentive benefits to designated senior management employees of Cox Communications, Inc. (“Cox”). The Plan amends and restates the Cox Annual Incentive Plan, as initially in effect as of January 1, 1997.

1.    DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings set forth below:

(a)    “Award” means the amount of cash bonus payable under the Plan to a Participant with respect to a Plan Year.

(b)    “Board” means the Board of Directors of Cox.

(c)    “Committee” means the Compensation Committee of the Board.

(d)    “Earned Target Percentage” means the percentage of the Target Bonus that is earned and payable to a Participant under the provisions of the Plan with respect to a Plan Year, which is based on the achievement of one or more Performance Goals.

(h)    “Participant” means any senior management employee of Cox designated as a Participant by the Committee.

(f)    “Performance Goals” means one or more objective measurable performance factors as determined by the Committee each Plan Year based upon one or more factors, including revenue, revenue generating units, commercial units, operating cash flow, earnings, economic profit, return on investment, number of subscribers, customer service, net income, earnings per share and stock price.

(i)    “Plan” means the Cox Communications, Inc. Annual Incentive Plan, as amended from time to time.

(j)    “Plan Year” means the calendar year.

(k)    “Target Bonus” means for a Plan Year beginning on or after January 1, 2000, an amount of cash bonus equal to a percent of a Participant’s base compensation for the Plan Year, which percent shall be established by the Committee.

2.    ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, establishment of the Target Bonus, payment targets and the amount of Awards payable under the Plan. A writing signed by all members of the Committee shall constitute an act of the Committee without the necessity of a meeting. The intention of Cox and the Committee is to administer the Plan in compliance with Section 162(m) of the Internal Revenue Code (the “Code”) so that Awards paid under the Plan will be treated as performance-based compensation, as that term is defined in Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Section 162(m) of the Code, then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. The decisions of the Committee shall be final and binding on all parties.

3.    ESTABLISHMENT OF EARNED TARGET PERCENTAGE

With respect to each Plan Year, the Committee will establish a schedule of Performance Goals, and will establish an objective methodology to derive the Target Performance Percentage. The objective methodology shall determine the Earned Target Percentage based directly and exclusively on the level of the designated Performance Goals achieved for a Plan Year. The designated Performance Goals and the objective methodology to be used with respect to a Plan Year shall be established in writing by the Committee within 90 days of the beginning of the Plan Year.

4.    CALCULATION OF AWARD

(a)    With respect to each Plan Year, the amount of an Award payable to any Participant will be calculated by multiplying the Participant’s Target Bonus by the Earned Target Percentage for such Plan Year. The maximum amount of an Award that can be paid under the Plan for any Plan Year shall be $2,000,000.

(b)    If a Participant either terminates employment, including on account of retirement or disability, or dies during a Plan Year, then the Participant, or the Participant’s beneficiary, shall be entitled to receive a pro rata share of the Award otherwise payable thereto with respect to the Plan Year. The amount of the pro rata Award payable under this Paragraph 4(b) shall be determined by multiplying the Award otherwise payable under the Plan by a fraction, the numerator of which is the number of days during the Plan Year that the Participant was employed preceding the date of termination or death and the denominator of which is 365.

(c)    Notwithstanding any provisions of the Plan to the contrary, the Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to a Plan Year.

5.    DISTRIBUTIONS

(a)    At the sole discretion of the Committee, distribution of each Award shall be made by Cox either (1) in a lump sum cash payment, (2) in the form of shares of common stock of Cox, which shares may be subject to certain restrictions upon issue that impose a risk of forfeiture or (3) some combination of cash and common stock; provided, that the issuance of shares of common stock may be made only to the extent permissible under applicable securities laws. In the event any distribution is made in the form of Cox common stock, the value of the common stock so issued may not exceed the total amount of the Award to be made under this Plan, and the value of any fractional shares of common stock shall be distributed in cash. The

Committee, acting in its sole discretion, may determine the terms and conditions of restrictions, if any, that shall be applied to the common stock issued hereunder. Any distribution made under this Plan shall occur within a reasonably practicable period of time after the end of the Plan Year in which the Participant has earned the Award; provided, that no Award shall become payable to a Participant with respect to any Plan Year until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. If a Participant entitled to the payment of an Award under the Plan dies prior to the distribution of such Award, the distribution shall be made to the Participant’s beneficiary, as designated under the Plan, within the same time period in which the Award otherwise would have been paid to the Participant.

(b) Notwithstanding any provisions of the Plan to the contrary, no Award shall be payable to a Participant with respect to the Plan Year commencing on January 1, 2000 unless and until the Plan is approved by the majority vote of the shareholders of Cox voting with respect to the approval of the Plan in accordance with applicable Federal securities laws. The Committee reserves the right to precondition the payment of an Award with respect to any Plan Year beginning on or after January 1, 2001 on the prior approval of a majority vote of the shareholders of Cox.

6.    DESIGNATION OF BENEFICIARIES

Each Participant may designate in writing and deliver to Cox the name and address of the person or persons to whom an Award remaining payable under this Plan shall be paid in the event of the Participant’s death. If the Participant has failed to make and deliver such a designation to Cox, or if no person so designated survives the Participant, then Cox shall pay such an Award to the Participant’s lawful spouse, if then living, or, if not then living, equally to the Participant’s then living children, or, if none survive the Participant, to the Participant’s estate.

7.    LIMITATION ON CLAIM FOR BENEFITS

Participants shall look solely to Cox for satisfaction of a claim for an Award under this Plan. In no event shall the Board or any director, officer, employee, or agent of Cox, including members of the Committee, be liable in its, his or her individual capacity to any person whomsoever for the payment of a benefit under this Plan. All payments under this Plan shall be made from Cox’s general assets, and no person under any circumstances whatsoever shall have a claim for a benefit or payment under this Plan which is superior in any manner whatsoever to an unsecured claim for a payment by a general creditor of Cox.

8.    WITHHOLDING ON BENEFIT PAYMENTS

Notwithstanding any other provisions of the Plan, Cox shall be entitled to withhold from each Award paid under this Plan such amounts as are required by applicable state or Federal law or the order of any court.

9.    NO ALIENATION, ASSIGNMENT OR OTHER RIGHTS

Neither the Participant nor the person(s) designated as the Participant’s beneficiaries shall have any right whatsoever to alienate, commute, anticipate or assign (either at law or in equity) all or any portion of any Award payable under this Plan.

10.    GOVERNING LAW

This Plan shall be interpreted under the laws of the State of Georgia, to the extent not preempted by Federal law.

11.    SAVINGS CLAUSE

If any provision of this Plan is held invalid or unenforceable, it will not affect the other provisions. The Plan will remain in effect as though the invalid or unenforceable provisions were omitted.

12.    AMENDMENT AND TERMINATION

The Committee reserves the right to amend or terminate this Plan at any time without the consent of the shareholders of Cox; except as required by any federal or state law or by the rules of any stock exchange on which shares of the common stock of Cox are listed. No such amendment or termination shall retroactively reduce the amount of an Award already accrued to the benefit of any Participant prior to the effective date of the amendment or the termination of the Plan.

AMENDMENT NUMBER ONE

TO THE COX COMMUNICATIONS, INC.

AMENDED AND RESTATED ANNUAL INCENTIVE PLAN

Pursuant to the power to amend reserved in Paragraph 12 of the Cox Communications, Inc. Amended and Restated Annual Incentive Plan (the “Plan”), Cox Communications, Inc. (the “Company”) hereby amends the Plan as follows.

1.

Paragraph 1(f) of the Plan hereby is amended by striking the same in its entirety and by substituting the following therefor:

“‘Performance Goals’ means one or more objective measurable performance factors as determined by the Committee each Plan Year based upon one or more factors, including revenue, cash flow (operating cash flow or free cash flow), return on investment, profit, revenue generating units, number of customers (residential or commercial), investments (including capital expenditures, capital leases or other intangible assets), working capital (or its components such as inventory, accounts payable and accounts receivable) and customer satisfaction (internal or external).”

2.

This Amendment Number One shall be effective as of January 1, 2003.